Exhibit 99.1

NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES THIRD QUARTER SALES UP 47% ;
REPORTS FISCAL YEAR 2006 THIRD QUARTER AND FIRST NINE MONTHS RESULTS ;
NEW PROJECTS STARTUPS SUCCESSFUL
GREEN BAY, WI (August 8, 2006)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as wide web flexographic specialty printing services and business imaging products, today announced that fiscal year 2006 third quarter sales were $27,428,000, up 47% over fiscal year 2005 third quarter sales. For the nine months, sales were $71,830,000, up 20% from the comparable period of 2005.
Net income per diluted share for the 2006 third quarter was $0.07 per share compared to $0.01 net income per diluted share for the third quarter of 2005. For the first nine months of 2006, net income per diluted share was $0.12 per share compared to $0.13 per share (of which $0.05 per share of the $0.13 was attributable to a gain from an asset sale). Negatively impacting the current year (fiscal 2006) first nine months’ results were costs to build, install, train and start-up new production lines for recently announced new multi-year contracts. Also, the after-tax expense for options under SFAS 123(R) was $44,800, or $0.01 per share for the 2006 third quarter and $68,700, or $0.02 per share for the first nine months of 2006. There was no comparable expense reported in 2005.
In commenting on the results, Louis LeCalsey, Tufco’s President and CEO said, “During the third quarter, at Green Bay we qualified over 40 new SKU’s in our two new clean rooms with recently acquired converting equipment. These clean rooms and equipment allow us to move into new and more technically complex wipes manufacturing, including compliance with FDA and microbiological requirements for wipes products. Our new capabilities provide even greater competitive barriers to entry, and we expect will enable Tufco to participate for the first time in market growth in additional wipes market segments.”
“Our major immediate issue at Green Bay is that we are using manual downstream packaging operations on our newly acquired converting machines. The result was that we incurred approximately $275,000 in excess direct labor in the third quarter and expect to continue to incur these excess labor costs short term until the automated units which are scheduled to arrive and be installed over the next several months become operational. We expect that our profitability metrics should continue to steadily improve each quarter through the next fiscal year as we optimize wipes manufacturing and packaging on our newest lines.”
“While significant attention is being paid to the short term startups, we have not lost focus on continuing business building across other sectors of Tufco’s portfolio. Demand on our presses is near capacity, Newton continues to maintain and grow its business, and, at Green Bay, we were just awarded two new projects with anticipated startups in the upcoming fall and spring of 2007. As we address our short term cost issues, we remain excited about our longer term earnings opportunities,” he concluded.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.
This press release, including the discussion of the Company’s fiscal 2006 results in comparison to fiscal 2005, contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor costs in relation to net sales without damaging the long-term direction of the Company, the Company’s ability to increase sales as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, and the Company’s ability to continue the run rates for its product. Therefore, the selected financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.
Condensed Balance Sheets
(Amounts in 000’s)

	June 30,	September 30,
	2006	2005
ASSETS

Cash & Cash Equivalents	$156	$6
Accounts Receivable — Net	15,101	9,728
Inventories	16,238	10,138
Other Current Assets	1,237	1,256

Total Current Assets	32,732	21,128

Property, Plant and Equipment — Net	18,976	15,657
Goodwill — Net	7,212	7,212
Other Assets	195	489

Total	$59,115	$44,486

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts Payable	$12,162	$4,689
Accrued Liabilities	1,614	1,030

Total Current Liabilities	13,776	5,719

Long-Term Debt	7,150	1,113
Deferred Income Taxes	1,693	1,737

Common Stock and Paid-in Capital	25,258	25,145
Retained Earnings	12,380	11,845
Treasury Stock	(1,142)	(1,073)

Total Stockholders’ Equity	36,496	35,917

Total	$59,115	$44,486

TUFCO TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(Amounts in 000’s except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Sales	$27,428	$18,612	$71,830	$59,832

Cost of Sales	25,777	17,413	67,818	55,790

Gross Profit	1,651	1,199	4,012	4,042

SG&A Expense	1,100	1,140	3,112	3,476
(Gain) Loss on Asset Sales	—	(26)	—	(441)

Operating Income	551	85	900	1,007

Other (Expense) Income:
Interest Expense	(106)	(24)	(191)	(45)
Interest Income and Other Income Expense	(5)	6	62	25

Income Before Income Tax	440	67	771	987

Income Tax Expense	126	14	236	387

Net Income	$314	$53	$535	$600

Basic Earnings Per Share:
Net Income	$0.07	$0.01	$0.12	$0.13

Diluted Earnings Per Share:
Net Income	$0.07	$0.01	$0.12	$0.13

Weighted Average Common Shares Outstanding:
Basic	4,535,244	4,549,811	4,539,105	4,568,477
Diluted	4,553,085	4,557,468	4,549,605	4,591,224